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                                           Filing Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-87185

                              PROSPECTUS SUPPLEMENT

                      (TO PROSPECTUS DATED OCTOBER 8, 1999)

                                     SHARES

                                     AVIRON

                                  COMMON STOCK

                                 ---------------

        You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              PLAN OF DISTRIBUTION

        We are offering 363,636 shares of our common stock to Ridgeway Investment Limited pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $16.50 per share. We will not pay any other compensation in conjunction with the sale of our common stock.

        Ridgeway and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

        -      in the over-the-counter market; or

        -      in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.


        The transactions in the shares may be effected by one or more of the following methods:

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        -      ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

        - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

        - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

        Ridgeway is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares purchased from us described in this prospectus supplement. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        During the time Ridgeway is engaged in distributing shares covered by this prospectus, Ridgeway will comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

        - may not engage in any stabilization activity in connection with our securities;

        - must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

        - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

        In connection with Ridgeway's purchase and potential resale of the shares covered by this prospectus supplement, we will agree to indemnify and hold harmless Ridgeway and each person who controls Ridgeway against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Ridgeway.

        We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $100,000.

                                 USE OF PROCEEDS

        We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 11.

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                       WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed below, in addition to those indicated on page 2 of the prospectus:

               - Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999.

                           MARKET FOR OUR COMMON STOCK

        On November 16, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $16.125 per share. Our common stock is listed on the Nasdaq National Market under the symbol "AVIR." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

        As of November 16, 1999, we have 15,887,315 shares of common stock outstanding.

                               RECENT DEVELOPMENTS

        On November 14, 1999, we announced that we will not file a Biologics License Application for FLUMIST(TM) in 1999. The schedule change is due to issues that arose in routine validation tests during the vaccine manufacturing process.

        We have initiated investigations to evaluate certain tests (assays) which have provided inconsistent readings. Then investigations will determine the need for any additional validation work on the assays or the manufacturing process.

        Separately, Medeva Pharma, which manufactures components of the vaccine, notified us of facilities compliance issues at its facility near Liverpool, England. We are working closely with Medeva to determine how this may impact FLUMIST(TM) manufacturing, and the steps necessary to achieve compliance.

        The timing of a Biologics License Application filing will depend on the information obtained from these inquiries. Once they are completed, we will announce a new timeline for filing.

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                                     GENERAL

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

        NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is November 17, 1999.

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                                TABLE OF CONTENTS

                                                                           PAGE

PROSPECTUS SUPPLEMENT
        Plan of Distribution ............................................  S-1
        Use of Proceeds..................................................  S-1
        Where You Can Find More Information..............................  S-2
        Market for Our Common Stock......................................  S-2
        Recent Developments .............................................  S-2
        General..........................................................  S-3

PROSPECTUS
        Where You Can Find More Information..............................    2
        Summary..........................................................    4
        The Company......................................................    4
        The Offering.....................................................    5
        Risk Factors.....................................................    6
        Forward-Looking Statements.......................................   11
        Use of Proceeds..................................................   11
        Plan of Distribution.............................................   13
        Legal Matters....................................................   13
        Experts..........................................................   13

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